UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 15, 2004

REPLIGEN CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-14656	04-2729386
(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts	02453
(Address of Principal Executive Offices)	(Zip Code)

(781) 250-0111

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 21, 2001 Repligen was named as a codefendant with the Regents of the University of California (the “Regents”) in an action filed by Pro-Neuron, Inc. (“Pro-Neuron”) (now known as Wellstat Therapeutics Corporation) in the Superior Court of California, County of San Diego. The complaint (the “Pro-Neuron Complaint”) alleged claims of breach of contract and breach of implied covenant of good faith and fair dealing against the Regents and intentional interference with contractual relations against Repligen in connection with the Regents’ licensing to Repligen of certain rights to patent applications filed by the Regents (“UCSD License Agreements”).

On June 4, 2003, Repligen, the Regents and Pro-Neuron entered into a binding term sheet for settlement (“Settlement”). On November 15, 2004, the Regents, Pro-Neuron and Repligen entered into the following agreements (the “Definitive Agreements”), effectuating the terms of the Settlement: (a) Wellstat/Repligen Settlement Agreement, dated November 15, 2004, by and between Pro-Neuron and Repligen; and (b) Regents/Repligen Settlement Agreement, dated November 15, 2004, by and among Repligen, the Regents and Robert Naviaux, M.D., Ph.D. The parties also entered into various other license agreements effecting the terms of the Settlement. The Court dismissed the Pro-Neuron complaint with prejudice on November 16, 2004.

Pursuant to the Definitive Agreements, Repligen and the Regents amended the UCSD License Agreements to exclude the field of acylated pyrimidines, including triacetyluridine (“TAU”). Pursuant to the Settlement, Repligen has agreed not to initiate any additional clinical studies of acylated pyrimidines, including TAU. Repligen agreed to assign to Pro-Neuron inventions, if any, from its previously completed Phase I study in bipolar disorder/major depression, involving the use of acylated pyrimidines, but Repligen will retain the rights to any inventions for all other chemical entities. Following the execution of the Definitive Agreements, Pro-Neuron and the Regents will pay Repligen $750,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

Date November 18, 2004	By:	/s/ Walter C. Herlihy
Walter C. Herlihy Chief Executive Officer and President